Rule 424 (b) (3)
Registration No. 333-249702
CUSIP #: 63743HEV0

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Senior Debt Security	$250,000,000	$27,275.00

(1)    Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)    The amount in this column has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

TRADE DATE: February 10, 2021
SETTLEMENT DATE: February 16, 2021
PRICING SUPPLEMENT NO. 8657 DATED February 10, 2021
TO PROSPECTUS SUPPLEMENT DATED October 30, 2020
AND BASE PROSPECTUS DATED October 28, 2020

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Principal Amount:	$250,000,000

Issue Price:	100% of Principal Amount

Original Issue Date:	February 16, 2021

Maturity Date:	February 16, 2023

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:	USD LIBOR

Spread:	Plus 6.5 basis points

Index Maturity:	3-month

Interest Payment Dates:	Each February 16, May 16, August 16, November 16, commencing May 16, 2021

Interest Reset Dates:	Each February 16, May 16, August 16, November 16

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:	None

Agent’s Discount or Commission:	0.10%

Agent:	PNC Capital Markets LLC

Capacity:	Principal

Form of Note: (Book-Entry or Certificated)	Book-Entry

Other Terms:	None

Medium-Term Notes, Series D may be issued by the Company in an unlimited aggregate principal amount.

It is expected that delivery of the notes will be made against payment therefor on or about February 16, 2021 which is the third trading day following the date hereof (such settlement cycle being referred to as T+3). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing may be affected by the T+3 settlement. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

Validity of the Medium-Term Note

In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to the effect of (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the District of Columbia General Cooperative Association Act of 2010 (the "Cooperative Association Act") and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated October 30, 2020, which has been filed as an exhibit to a Current Report on Form 8-K by the Company on October 30, 2020.